SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to sec. 240.14a-12.

Salomon Brothers Municipal Partners Fund Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment Of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

VOTE NOW ON YOUR WHITE PROXY CARD

SALOMON BROTHERS MUNICIPAL PARTNERS FUND INC.

125 Broad Street, 10th Floor

New York, New York 10004

October 13, 2005

Dear Shareholder:

The Special Meeting of Shareholders of Salomon Brothers Municipal Partners Fund Inc. (the “Fund”) is just days away. Your vote is extremely important. We are writing to you once again because the continuity and stability of your Fund’s investment program may very well depend on the outcome of the vote.

Your Fund’s Board of Directors, including all the Independent Directors, recommends that you vote FOR approval of a new management agreement with the Fund’s current investment adviser, Salomon Brothers Asset Management Inc (“SBAM”). Karpus Management Inc. d/b/a Karpus Investment Management (“Karpus”) has initiated a proxy contest in order to pursue its own short-term interests and goals, and may have contacted you in an effort to seek your vote.

ISS, THE LEADING INDEPENDENT PROXY VOTING ADVISORY FIRM, RECOMMENDS APPROVAL OF THE NEW MANAGEMENT AGREEMENT

Institutional Shareholder Services (“ISS”), the nation’s leading independent proxy voting advisory firm, has issued a Report recommending that shareholders vote FOR the new management agreement. ISS made its recommendation after considering both your Fund’s and Karpus’ positions. In its Report, ISS stated: “SBAM has performed well as investment advisor, leading to strong returns for shareholders over the years. The [B]oard is also carefully monitoring any discount, but it will not seek the discount’s elimination at the expense of long-term shareholders. A vote against this proposal may create significant uncertainty for the
[F]und and its shareholders. ISS does not believe that this is the proper means to narrow the discount. Furthermore, the [F]und’s closed-end structure is a fundamental component of the [F]und’s investment objective and is critical to its successful implementation.” The Report concluded that,
“ . . .. ISS believes that long-term investors, presumably the majority of shareholders, can still benefit from this
[F]und’s overall performance.” ISS’s voting analyses and recommendations are relied upon by more than 1,500 institutional investment funds, mutual funds and fiduciaries.

IMPORTANT INFORMATION FOR SHAREHOLDERS HOLDING THEIR SHARES IN A

BROKERAGE ACCOUNT

Your broker can vote your shares held in a brokerage account ONLY if you give instructions to do so. If you give no instructions, your shares cannot be voted on this proposal at the Special Meeting.

Give your broker instructions simply by signing and dating the enclosed WHITE proxy card, and returning it in the enclosed postage-paid envelope or follow the instructions for phone or Internet voting on the enclosed WHITE proxy card. You do not have to contact your broker directly. We urge you to act today, and vote FOR the new management agreement on the enclosed WHITE proxy card.

By voting now FOR the new management agreement, you will help ensure the continuity of your Fund’s investment program.

Your Fund’s existing management agreement will automatically terminate upon the consummation of the sale by Citigroup Inc. of its asset management business to Legg Mason, Inc. (the “Transaction”). Consummation of the Transaction is expected to occur whether or not the new management agreement is approved by the Fund’s shareholders. If the new management agreement is not approved by shareholders of the Fund, the Fund will face considerable uncertainty and its ability to pursue its investment objectives may be disrupted for an indefinite period following consummation of the Transaction. Your Fund’s Board has carefully evaluated the new management agreement. After consideration of all factors which it determined to be relevant to its deliberations, the Board approved the new management agreement. The Board recommends that you vote FOR approval of the new management agreement. The ISS Report supports that recommendation.

Your Board is not ignoring the discount from net asset value at which the Fund’s shares have traded. The Board has considered and, following consummation of the Transaction, intends to continue to consider ways to address effectively any discount in light of the investment goals of all the Fund’s shareholders—not just Karpus.

VOTE NOW IN FAVOR OF THE NEW MANAGEMENT AGREEMENT

Whether or not you plan to attend the meeting, and regardless of the number of shares you own, your Board urges you to vote FOR the new management agreement on the enclosed WHITE proxy card now. Time is running short, so please vote today. Your Board strongly urges you to discard and not sign any green proxy card that may be sent to you by Karpus. If you have already signed a green proxy card, you can easily rescind your vote by voting the WHITE proxy card or by following the instructions for phone and Internet voting on the enclosed WHITE proxy card.

We thank you for your continued trust and support. If you need any assistance, or have any questions regarding the Fund’s proposal or how to vote your shares, please call our proxy solicitor, Georgeson Shareholder Communications Inc., at 1-888-293-6728.

Sincerely,

R. Jay Gerken

Chairman

PLEASE SIGN, DATE AND RETURN YOUR WHITE PROXY CARD AND DO NOT RETURN ANY GREEN PROXY CARD. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY GREEN PROXY CARD YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT THE FUND.

YOUR VOTE IS IMPORTANT. PLEASE ACT TODAY. IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL:

17 State Street, 10th Floor

New York, NY 10004

(888) 293-6728 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800